AMERICAN FEDERATION OF LABOR AND CONGRESS OF INDUSTRIAL ORGANIZATIONS

                            HOUSING INVESTMENT TRUST

                              DECLARATION OF TRUST

                (as amended and restated through August 16, 2007)

      DECLARATION OF TRUST made in Washington, D.C. by the original signatories to this instrument (who, together with their successors in office, are hereinafter called "Trustees").

      WHEREAS, by Declaration of Trust made September 19, 1981, there was created a trust (the "Trust") as a step in the organization of a new pooled investment fund to be created under the auspices of the American Federation of Labor -- Congress of Industrial Organizations ("AFL-CIO"); and

      WHEREAS, the Trustees have amended the Declaration of Trust from time to time to create an investment company by naming the Trust the "American Federation of Labor and Congress of Industrial Organizations Housing Investment Trust" and by restating the Declaration of Trust in its entirety as set forth herein; and

      WHEREAS, certain subscriptions to Units in the Trust hereby created have been and will be received from the participants whose interests are hereinafter described,

      NOW, THEREFORE, the Trustees declare that they will hold all such contributions that they have acquired or will acquire as Trustees, together with the proceeds thereof, in trust, in the manner and subject to the provisions hereof, for the benefit of any and all contributors to the corpus of the Trust (hereinafter collectively called "Participants").

                                    ARTICLE I

                                    Purposes

      Section 1.1. The purpose of this Trust shall be to earn a fair and secure rate of return for its Participants by investing the pooled contributions of all Participants. All buildings, structures and other improvements that are to be built or rehabilitated on mortgaged real estate or exchanged for such Trust investments must be built or rehabilitated by union labor except as otherwise expressly provided in Section 3.3.

                                   ARTICLE II

                                Name and Trustees

      Section 2.1. The Trust shall be named "The American Federation of Labor and Congress of Industrial Organizations Housing Investment Trust". The Trustees shall manage the Trust property, execute all instruments in writing, and do all other things relating to the Trust. Every duly authorized instrument executed in the name of the Trust shall have the same effect as if executed in the name of the Trustees.

      Section 2.2. There shall be up to twenty-five voting Trustees and such non-voting members of the Board of Trustees as provided by Section 2.10 hereof.

      Section 2.3. (a) Up to twelve of the Trustees (hereinafter the "Union Trustees") shall be officers or employees of the AFL-CIO or an AFL-CIO member union; (b) up to twelve of the Trustees (hereinafter the

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"Management Trustees") shall be (i) officers or management employees of one or more organizations contributing directly or indirectly through contractors to an Eligible Pension Plan as defined in Section 5.2 hereof, or officers or management employees of such an Eligible Pension Plan, or (ii) with respect to the Management Trustees, an officer, director, or trustee of an organization connected in whole or in part with the housing, finance, or real estate development industries, or a current or former elected or appointed official of the federal or any state or local government or an agency or instrumentality thereof; and (c) one Trustee (hereinafter the "Chairman") shall be an individual who is neither an officer, trustee, or employee of any organization that is a Participant in the Trust. The number of Management Trustees shall not exceed the number of Union Trustees except as the result of a vacancy during an unexpired term caused by death or resignation.

      Section 2.4. The Union and Management Trustees shall be divided into up to three classes ("Classes") in respect to term of office, provided that no new Class shall be established if any existing Class has less than five Trustees. No Class shall have more than eight Trustees. Each Class shall have, insofar as the population of Trustees permits, an equal number of Union and Management Trustees and, upon the appointment of one or more new Trustees, the Trustees shall alter Class assignments as required to comply with the provisions of this sentence. The term of the first Class of Trustees shall expire at the first annual meeting of Participants, the term of the second Class shall expire at the second annual meeting of Participants, and the term of the third Class shall expire at the third annual meeting of Participants. After the expiration of the initial terms as set forth above, the term of each Class of Trustee shall expire at the third annual meeting following its election. At each annual meeting, the Participants shall elect a Chairman to serve until the next annual meeting and such number of Trustees as necessary to fill vacancies in the Class of Trustees whose terms expire as of such meeting. Each Trustee shall serve until his successor shall be elected and shall qualify.

      Section 2.5. A Trustee shall be an individual at least twenty-one years of age who is not under legal disability and who shall have in writing accepted his or her appointment and agreed to be bound by the terms of this Declaration of Trust. The Trustees, in their capacity as Trustees, shall not be required to devote their entire time to the business and affairs of the Trust.

      Section 2.6. All Trustees shall serve their full terms unless they resign or die. Any Trustee can resign at any time by giving written notice to the other Trustees, to take effect upon receipt of the notice or such later date as the notice specifies.

      Section 2.7. Upon the death or resignation of any Union Trustee, the remaining Union Trustees shall appoint by a majority vote a replacement to serve out the remainder of the term (with the Chairman, if any, voting only in case of a tie). Upon the death or resignation of any Management Trustee, the remaining Management Trustees shall appoint by majority vote a replacement to serve out the remainder of the term (with the Chairman, if any, voting only in case of a tie). Upon the death or resignation of the Chairman, the Union and Management Trustees together shall appoint by majority vote a replacement to serve out the remainder of the term.

      Section 2.8. The death or resignation of one or more Trustees shall not annul the Trust or revoke any existing agency created pursuant to the terms of this Declaration of Trust. Whenever a Trustee's position becomes vacant because of the Trustee's death or resignation the other Trustees shall have all of the powers specified in this Declaration of Trust until such vacancy is filled.

      Section 2.9. The Chairman, Management Trustees and non-voting members may be compensated for their services as provided by the Board of Trustees. No Union Trustee shall receive any compensation or fee for his services as Trustee. Trustees and non-voting members shall be reimbursed for expenses of attending meetings of the Board of Trustees and committees thereof.

      Section 2.10. The Chief Executive Officer, upon his or her retirement or resignation, may be appointed by the Executive Committee, subject to approval by the Board of Trustees, as a non-voting member of the Board of Trustees, with the right to attend meetings and participate in discussions, for an initial term not to exceed five years.

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                                   ARTICLE III

                                     Powers

      Section 3.1. The Trustees shall have power to do all things proper or desirable in order to carry out, promote, or advance the purpose of the Trust even though such things are not specifically mentioned in this Declaration of Trust. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive.

      Section 3.2. The Trustees shall have without further authorization, full, exclusive, and absolute power, control, and authority over the Trust property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust property and business in their own right, subject to such delegation as may be permitted in this Declaration of Trust. The enumeration of any specific powers or authority herein shall not be construed as limiting the aforesaid powers or authority or any specific power or authority. In construing the provisions of this Declaration of Trust the presumption shall be in favor of a grant of power to the Trustees. Subject to any applicable limitation in this Declaration of Trust, the Trustees shall have power and authority:

            (a)   To employ suitable counsel.

            (b) To employ banks or trust companies to act as depositories or agents.

            (c) To engage in and to prosecute, compound, compromise, abandon, or adjust by arbitration or otherwise any actions, suits, proceedings, disputes, claims, or demands relating to the Trust property to pay any debts, claims, or expenses incurred in connection therewith, including those of litigation, upon any evidence that the Trustees may deem sufficient (these powers to apply whether or not the Trust is named as a party or any of the Trustees are named individually).

            (d) To form corporations, partnerships, or trusts upon such terms and conditions as the Trustees deem advisable.

            (e) To purchase, sell, and hold legal title to any securities or other property including Certificates of Interest in the Trust upon such terms and conditions as the Trustees deem advisable.

            (f) To purchase, lease, or rent suitable offices for the transaction of the business of the Trust.

            (g) To appoint, employ, or contract with any person or persons as the Trustees deem necessary or desirable for the transaction of the business of the Trust, including any person who, under the supervision of the Trustees and consistent with the Trustees' ultimate responsibility to supervise the affairs of the Trust, may, among other things:

                  (i)   Administer the day-to-day operations of the Trust;

                  (ii) Serve as the Trust's adviser and consultant in connection with policy decisions made by the Trustees;

                  (iii) Furnish reports to the Trustees and provide research, economic, and statistical data to the Trustees; and

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                  (iv)  Act as accountants, correspondents, technical advisers, attorneys, brokers, underwriters, fiduciaries, escrow agents, depositories, insurers or insurance agents, transfer agents, or registrars for Units, or in any other capacity deemed necessary or desirable by the Trustees.

            (h) To purchase, maintain and pay for entirely out of Trust property insurance policies insuring any person who is or was a Trustee, officer, employee, or agent of the Trust or who is or was serving at the request of the Trust as a director, officer, employee or agent of another person individually against any claim or liability of any nature asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Trust would otherwise have the power to indemnify such person against such liability.

            (i) To execute and deliver as Trustees hereunder any and all deeds, leases, mortgages, conveyances, contracts, waivers, releases, and other instruments in writing necessary or proper for the accomplishment of the purposes of the Trust.

            (j) To pay out of the funds of the Trust property any and all taxes or liens imposed upon or against the Trust property or any part thereof, or imposed upon any of the Trustees herein, individually or jointly, by reason of the Trust property, or of the business conducted by the Trustees under the terms of this Declaration of Trust.

            (k) To issue, purchase, or sell Units in the Trust either for cash or for property whenever and in such amounts as the Trustees deem desirable, but subject to the limitations specified below.

            (l) To make distributions of net income to Participants, in the manner specified below.

            (m) To determine whether money or other assets received by the Trust shall be charged to income or capital or allocated between income and capital.

            (n) To determine conclusively the value of any of the Trust property and of any services, securities, assets, or other consideration hereafter acquired by the Trust, and to revalue Trust property.

            (o) To engage in activities that are designed to generate potential investments in which the Trust is authorized to invest under this Declaration of Trust, including but not limited to activities that also (x) generate fees for the Trust or (y) benefit unions and/or union members, such as facilitating or promoting (i) housing construction utilizing union labor, (ii) construction of housing for union members or their families or (iii) the availability of mortgage loans for union members.

            (p) To make, adopt, amend, and repeal such by-laws (not inconsistent with the terms of this Declaration of Trust) as the Trustees deem necessary or desirable for the management of the Trust and for the government of themselves, their officers, agents, employees, and representatives.

            (q) To establish separate and distinct Series with separately defined investment objectives and policies and distinct investment purposes in accordance with the provisions of
                  Article V and to establish Classes of such Series, each such Series and Class with such rights, preferences, limitations, restrictions and other relative terms as shall be determined by the Trustees from time to time, consistent with applicable laws.

            (r) To allocate assets, liabilities and expenses of the Trust to a particular Series or Class, as appropriate, or to apportion the same between or among two or more Series or Classes, as appropriate, provided that any liabilities or expenses incurred by a particular Series or Class shall be payable solely out of the assets belonging to that Series as provided in Article V.

            (s) To interpret the investment policies, practices or limitations of any Series.

      Section 3.3. In respect of the investment of the assets belonging to Series A (as designated by the Trustees), the Trustees shall have each of the following specific powers and authority in the administration of the Trust, to be executed in their sole discretion in accordance with the Investment Company Act of 1940, as amended ("Investment Company Act"):

            (a) To invest in construction and/or long-term mortgage loans or mortgage-backed securities that are guaranteed or insured by the federal government or an agency thereof or interests in such mortgage loans or securities.

            (b) To invest in securities that are secured by securities and/or mortgage loans of the type described in paragraph (a) above and that are rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency.

            (c) To invest in (i) obligations issued or guaranteed by Fannie Mae or Freddie Mac, or (ii) securities that are backed by Fannie Mae or Freddie Mac and are, at the time of their acquisition by the Trust, rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency or (iii) securities that are secured by single family or multifamily mortgage securities and/or single family or multifamily mortgage loans and that are rated at the highest rating by Standard & Poors ("S&P"), Moody's Investor Services ("Moody's"), Fitch Investors Services Inc. ("Fitch"), or a comparable nationally recognized statistical rating agency.

            (d) To invest up to 30 percent of the value of all of the Trust's assets in any of the following:

                  (i) Construction and/or permanent loans, or securities backed by construction and/or permanent loans, or interests in such loans or securities, provided that:

                        (A) such loans or securities are supported by a full faith and credit guaranty of a state or local government or agency or instrumentality thereof that has general taxing authority; or

                        (B) such loans or securities are issued (with or without recourse) or guaranteed, as the case may be, by a state or local housing finance agency designated "top tier" by S&P (or designated comparably by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; and are (i) with full recourse (directly or by way of guaranty or indemnity) to such agency's general credit and assets, or (ii) secured by recourse to such assets of the agency or by such third party credit enhancement as to provide, in the judgment of management, protection comparable to a pledge of the agency's general credit, or (iii) backed by the "moral obligation" of the state in which such agency is located in the form of the state's commitment to replenish any insufficiencies in the funds pledged to debt service on the obligations; or

                        (C) such loans or securities are supported by a guaranty of at least the first 75 percent of the principal amount of such loans or securities under a state insurance or guarantee program by a state-related agency with a record of creditworthiness as evidenced by a rating of the agency or the obligations issued or guaranteed by such agency of at least "A-" by S&P, Fitch Investors Services Inc. ("Fitch") or Duff & Phelps Inc. ("Duff & Phelps") or at least "A3" by Moody's at the time of their acquisition by the Trust; or

                        (D) such loans or securities are issued or guaranteed, as the case may be, by a state or local housing finance agency with a general obligation rating of "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; and are (i) with full recourse (directly or by way of guaranty or indemnity) to such agency's general credit and assets or (ii) backed by the "moral obligation" of the state in which such agency is located, in the form of the state's commitment to replenish any insufficiencies in the funds pledged to debt service on the obligations or similar commitment; or

                        (E) such loans are made by a state or local government or an agency or instrumentality thereof, including a state or municipal housing finance agency, and such loans or the securities backed by such loans are fully collateralized or secured in a manner satisfactory to the Trust by:

                              (I) cash placed in trust or in escrow by a state or local government or agency or instrumentality thereof with an independent third party satisfactory to the Trust on terms and conditions satisfactory to the Trust; or

                              (II)  a letter of credit, insurance or other
                                    guaranty from an entity satisfactory to the Trust which has a rating (at the time of the Trust's acquisition of the related loan, securities or interests in such loans or securities) which is at least "A" or better from S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust); or

                        (F) such loans are made by any lender acceptable to the Trust and such loans or the securities backed by such loans are fully collateralized or secured in a manner satisfactory to the Trust by:

                              (I) cash placed in trust or in escrow by a state or local government or agency or instrumentality thereof with an independent third party satisfactory to the Trust on terms and conditions satisfactory to the Trust; or

                              (II)  a letter of credit, insurance or other
                                    guaranty from an entity satisfactory to the Trust which has a rating (at the time of the Trust's acquisition of the related loan, securities or interests in such loans or securities) which is at least "A" or better from S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust).

                  (ii) Construction and/or permanent loans, or securities backed by construction and/or permanent loans or interests in such loans or securities, that have evidence of support by a state or local government or an agency or instrumentality thereof, provided that the total principal amount of investments made under this section and under section 3(d)(iii) hereof that are outstanding from time to time shall not exceed 4 percent of the value of all of the Trust's assets and all of the following criteria are satisfied:

                        (A) the loan-to-value ratio of the project shall not exceed 60 percent, the "value" for such purposes to be determined on the basis of an independent appraisal by a licensed appraiser acceptable to the Trust, except that (1) a loan-to-value ratio of up to 80 percent shall be permitted if (x) mortgage insurance in an amount which will cover all losses down to a 60 percent loan-to-value level has been provided by a mortgage insurance provider rated at least "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust); or (y) another form of guaranty or credit support of the Trust's investment which will cover all losses down to a 60 percent loan-to-value level and which is provided by a guarantor rated "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; or
                              (z) the project receives the benefits of Low
                              Income Housing Tax Credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, in accordance with the standards adopted by the Executive Committee;

                        (B) the state or local government or agency or instrumentality thereof or a foundation exempt from federal income tax under Section 501(c) of the Internal Revenue Code of 1986, as amended, must make or facilitate a financial contribution in the project within guidelines adopted by the Executive Committee of the Trust, such financial contribution to be in the form of subordinate financing, an interest rate write-down, a donation of land, an award of tax credits, grants or other financial subsidy, a form of insurance or guarantee or some other similar contribution all within guidelines adopted by the Executive Committee of the Trust;

                        (C) the development and ownership team of the project must have a demonstrably successful record of developing or managing low-income housing projects, in accordance with guidelines to be developed by the Trust;

                        (D) the underwriter and servicer of the mortgage loan for the project must have been approved by the Trust; and

                        (E) the minimum debt service coverage for the project must be at least 1.15, based upon projections of future income and expenses satisfactory to the Trust.

                  (iii) Construction and/or permanent loans, or securities
                        backed by construction and/or permanent loans or interests in such loans or securities, for the financing of market rate projects, provided that the total principal amount of investments made under this section and under section 3(d)(ii) that are outstanding from time to time shall not exceed 4 percent of the value of all of the Trust's assets and all of the following criteria are satisfied:

                        (A) the loan-to-value ratio of the project shall not exceed 60 percent, the "value" for such purposes to be determined on the basis of an independent appraisal by a licensed appraiser acceptable to the Trust, except that a loan-to-value ratio of up to 80 percent shall be permitted if (1) mortgage insurance in an amount which will cover all losses down to a 60 percent loan-to-value level has been provided by a mortgage insurance provider rated at least "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust); or (2) another form of guaranty or credit support of the Trust's investment which will cover all losses down to a 60 percent loan-to-value level and which is provided by a guarantor rated "A" or better by S&P (or a comparable rating by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) at the time of acquisition by the Trust; and

                        (B) the development and ownership team of the project must have a demonstrably successful record of developing market rate housing projects, in accordance with guidelines to be developed by the Trust; and

                        (C) the underwriter and servicer of the mortgage loan for the project must have been approved by the Trust; and

                        (D) the minimum debt service coverage for the project must be at least 1.25, based upon projections of future income and expenses satisfactory to the Trust.

                  (iv) Bridge loans or interests in bridge loans made to (i) the owners of single family or multifamily housing developments which are eligible to receive and have allocations or other rights to receive Low Income Housing Tax Credits under Section 42 of the Internal Revenue Code of 1986, as amended, and/or (ii) the owners of single family or multifamily housing developments which are eligible to receive and have allocations or other rights to receive Federal Rehabilitation Tax Credits under Section 47 of the Internal Revenue Code of 1986, as amended; provided that all of the following criteria are satisfied:

                        (A) at the time of the Trust's acquisition of such investment, such investment must be:

                              (I) are issued or guaranteed by a state or local housing finance agency designated "top tier" by S&P (or designated comparably by another nationally recognized statistical rating agency, as determined by the Executive Committee of the Trust) with full recourse to the assets and credit of such agency (or in lieu of such full recourse, secured by such third party credit enhancement as to provide, in the judgment of management, security comparable to full recourse to the assets and credit of such agency); or

                              (II) issued (with recourse) or guaranteed by a state or local agency which has a long term credit rating of "A" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) for a bridge loan with a term of longer than 12 months and a short-term rating of A-1 or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) for a bridge loan with a term of less than 12 months;

                              (III) issued (with recourse) or guaranteed by FHA,
                                    GNMA, Fannie Mae, Freddie Mac or another entity with a credit rating of "AA" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) or fully collateralized by obligations issued (with recourse) or guaranteed by FHA, GNMA, Fannie Mae or Freddie Mac or another entity with a credit rating of "AA" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust); or

                              (IV) fully collateralized by a letter of credit or other guaranty by a bank or other financial entity with a credit rating of "AA" or better by S&P (or a comparable rating by another nationally recognized rating agency approved by the Executive Committee of the Trust) or a bank rated in category "B" or higher by Thomson Bankwatch;

                        (B) at the time of the Trust's acquisition of such investment, the Trust is committed to invest in the construction and/or permanent loan for the related development, unless the permanent loan for the development is anticipated to have an original principal balance which is less than $1 million or is anticipated to be financed primarily on a tax-exempt basis; and

                        (C) not more than 5% of the Trust's assets may at any time be invested in bridge loans (or interests in bridge loans) acquired pursuant to this Section 3.3(d)(iv).

            (e) To invest in mortgage loans, or securities or obligations backed by mortgage loans, described in paragraph (a) or paragraph (c) of this Section 3.3 that include provisions:

                  (i) Requiring the borrower to pay, in addition to all payments of principal and base interest insured or guaranteed by the federal government, an agency thereof, or by Fannie Mae or Freddie Mac, additional interest based on net or gross cash flow and/or net or gross proceeds upon the sale, refinancing or disposition of the mortgaged real estate properties which is not guaranteed or insured, or

                  (ii) Requiring the borrower to pay the principal balance of the mortgage loan in full prior to its scheduled maturity.

                  In negotiating investments with participating features or rights to demand early repayment, the Trust may accept a base interest rate of up to 2 percent per annum lower than the rate which it would otherwise be willing to receive in the absence of such features.

            (f) To invest in construction and/or permanent loans, or securities or obligations backed by construction and/or permanent loans which are supported, either concurrently or sequentially, by any combination of two or more of the types of credit enhancement described in paragraphs (a) through (d) of this section, as long as all of the principal component of such loans or securities or obligations backed by such loans are fully collateralized by one or more of the different types of the credit enhancement described in paragraphs (a) through
                  (d) of this section; provided, however, that the principal portion of any investment made pursuant to this paragraph which is secured by one of the types of credit enhancement described in paragraph (d) of this section shall be subject to the 30 percent limitation set forth in paragraph (d) of this section.

            (g) If necessary or desirable to facilitate any investment by the Trust permitted under paragraphs (a) through (f) of this section, to deposit the purchase price for the loan, securities, interests in loans or other obligations to be acquired by the Trust in an escrow account which is structured and secured in a manner acceptable to the Trust and consistent with the provisions of the Investment Company Act of 1940, as amended, until the purchase price is disbursed, either in a lump sum or over time, to fund the Trust's purchase of such investment, provided that (i) all monies in such escrow must be invested, as fully and as continuously as practical, in instruments in which the Trust is permitted to invest under paragraph (m) of this section or (ii) all monies in such escrow must be secured or supported by one or more of the different types of credit enhancement described in paragraphs
                  (a) through (d) of this section.

            (h) To invest up to 15 percent of the value of all of the Trust's assets in any of the following instruments:

                        (i)   United States Treasury issues;

                        (ii) Obligations which are either (a) issued or guaranteed by Fannie Mae, Freddie Mac or the Federal Home Loan Banks or (b) backed by Fannie Mae, Freddie Mac or the Federal Home Loan Banks and, at the time of their acquisition by the Trust, rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency; and

                        (iii) Commercial mortgage backed securities ("CMBS")
                              that at the time of their acquisition by the Trust are rated in the highest rating category by at least one nationally recognized statistical rating agency, subject to a limit of 10 percent of the value of all of the Trust's assets.

            (i)   To sell any asset held by the Trust.

            (j) To renew or extend (or to participate in the renewal or extension of) any mortgage construction loan; and.

            (k) To engage in borrowing, provided that the Trust may not (i) issue senior securities, except as permitted by (A) the Investment Company Act and the rules and regulations thereunder, or interpretations or modifications by the SEC, SEC staff or other authority with appropriate jurisdiction, or
                  (B) exemptive or other relief from the SEC, SEC staff, or other authority; and (ii) borrow money, except as permitted by
                  (X) the Investment Company Act and the rules and regulations thereunder, or interpretations or modifications by the SEC, SEC staff or other authority with appropriate jurisdiction, or
                  (Y) exemptive or other relief from the SEC, SEC staff, or other authority, provided that not more than 50% of the HIT's assets will be used as security for such borrowings.

            (l) To manage, administer, operate, lease for any number of years, or sell any real estate acquired by reason of foreclosure by the Trust and to hold such property in the name of the Trust or its nominees.

            (m)   To take title to real estate in lieu of its foreclosure sale.

            (n) To invest money held pending investment in mortgages or construction loans in any of the following instruments:

                  (i)     United States Treasury issues;

                  (ii)    Federal agency issues;

                  (iii) Commercial bank time certificates of deposit of banks whose accounts are insured by the Federal Deposit Insurance Corporation through its Bank Insurance Fund ("BIF");

                  (iv) Savings bank deposits (insured by the Federal Deposit Insurance Corporation through BIF);

                  (v) Savings and loan association deposits (insured by the Federal Deposit Insurance Corporation through its Savings Association Insurance Fund);

                  (vi)    Bankers acceptances;

                  (vii) Commercial paper rated as category A-1 or P-1 by S&P or Moody's;

                  (viii) Collateral loans (including warehousing agreements) secured by Federal Housing Administration or Veterans Administration guaranteed single-family or multi-family mortgages;

                  (ix) Interests (including repurchase agreements) in U.S. Government securities pledged by a bank or other borrower to secure short-term loans from the Trust; and

                  (x) Securities issued by an investment company registered under the Investment Company Act that invests predominantly in United States Treasury issues or Federal agency issues.

            (o) In connection with any investment in tax-exempt bonds otherwise permitted by any paragraph of this Article III, to enter into total return swap contracts with counterparties that are rated in one of the two highest rating categories by at least two nationally recognized statistical rating agencies, provided that the total notional value of the tax-exempt bonds involved in such contracts that are outstanding from time to time shall not exceed ten percent (10%) of the value of all of the Trust's assets.

            (p) To issue new Units of the Trust in exchange for assets of the AFL-CIO Mortgage Investment Trust ("Mortgage Trust") on the basis of relative net asset values, provided that: the Board of Trustees of the Trust (including a majority of the Trustees who are not interested persons of either the Trust or the Mortgage Trust) find that the exchange is in the best interests of the Trust and that the interests of existing Participants in the Trust will not be diluted as a result of its effecting the transactions; and provided further that the United States Securities and Exchange Commission ("SEC") issues an Order of Exemption under Section 17 of the Investment Company Act, having found that: (1) the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned; (2) the proposed transaction is consistent with the policy of the Trust and the Mortgage Trust as recited in their registration statements and reports filed with the SEC under the Investment Company Act; and (3) the proposed transaction is consistent with the general purposes of the Investment Company Act.

                                   ARTICLE IV

                                   Operations

      Section 4.1. The principal office of the Trust shall be in Washington, D.C., unless changed to another location by a majority vote of the Trustees. The Trust may have such other office or places of business as the Trustees determine necessary or expedient.

      Section 4.2. The Chairman shall be the chairman of the Board of Trustees. The Trustees may select from among themselves an Executive Committee (chaired by the Chairman) to whom the Trustees may delegate appropriate power to carry on the business of the Trust. The Trustees may elect or appoint, from among their number or otherwise, or may authorize the Chairman to appoint, such other officers or agents to perform functions on behalf of the Trustees as the Trustees or Chairman deemed advisable.

      Section 4.3. The Trustees shall meet at the Chairman's request or as specified in rules and regulations of the Trustees, but in no event less than once each year. Action by the Trustees may also be taken by them in writing. A quorum for doing business shall be a majority of the Trustees entitled to vote, but never less than three.

      Section 4.4. The Trustees may authorize one or more of their number to sign, execute, acknowledge, and deliver any note, deed, certificate, or other instrument in the name of, and in behalf of, the Trust, and upon such authorization such signature, acknowledgment, or delivery shall have full force and effect as the act of all of the Trustees. The receipt of the Trustees, or any of them, or any of the officers or agents thereunto authorized, for money or property paid or delivered to them, or any of them, shall be an effectual discharge therefor to the person paying or delivering such money or property.

      Section 4.5. This Declaration of Trust may be amended or altered by a majority of the Trustees at any time. The Trust, or any Series or Class thereof, may be terminated at any time by the Trustees after notice in writing to all Participants of the Trust or such Series or Class thereof (as applicable). Upon such termination, the Trust or any Series or Class thereof shall carry on no business except for the purpose of winding up its affairs, the Trustees shall retain all powers given to them under this Declaration of Trust with respect to the Trust, such Series or Class until the Trust or such Series or Class (as applicable) shall have been wound up, and, after paying or adequately providing for the payment of all liabilities, the Trustees shall distribute the remaining Trust property or Trust property allocated or belonging to such Series or Class to the Participants in the Trust or of the Series or Class (as applicable) according to their respective rights.

      Section 4.6. A majority of the Trustees may: (a) select or direct the organization of a corporation, association, trust, or other organization to take over the Trust property and carry on the affairs of the Trust; (b) sell, convey, and transfer the Trust property to any such organization in exchange for shares, securities, or beneficial interests therein, and the assumption by such transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such shares, securities, or beneficial interest proportionately among the Participants in redemption of their Units.

      Section 4.7. No Trustee shall be liable for having acted in good faith in any transaction connected with the Trust or the administration of the Trust. The Trustees shall be held harmless in acting upon any instrument, certificate, or paper that they believe to be genuine and to be signed or presented by the proper person or persons. The Trustees shall have no duty to make any investigation or inquiry concerning any statement contained in any such writing. No recourse shall be had at any time upon any note, bond, contract, instrument, certificate, undertaking, obligation, covenant, or agreement (whether oral or written) made, issued, or executed by the Trustees in pursuance of the terms of this Declaration of Trust, or by any officer or agent of the Trustees, against the Trustees or such officer or agent individually by legal or equitable proceeding, except only to compel the proper application or distribution of the Trust property, provided that no Trustee shall be excused from liability for willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct"). The Trustees shall not be liable for the proper application of any part of the Trust property, provided that distributions are made in accordance with directions provided in this Declaration of Trust. Nothing contained in this Declaration of Trust shall be construed as giving power to the Trustees to contract any debt or to do anything that will bind any Participant personally. Any person, firm, corporation, or association dealing with the Trustees shall be limited to satisfying any obligation, liability, or covenant with the Trustees only out of the Trust property, and not out of the personal property of any Participant.

      Section 4.8. The Trust shall indemnify each Trustee and officer and each former Trustee and officer of the Trust against fines, judgments, amounts paid in settlement and expenses, including attorneys' fees, actually and reasonably incurred in connection with any pending or threatened criminal action, civil suit or administrative or investigative proceeding (any "matter") against him or her arising by reason of the fact that he or she is or was a trustee or officer of the Trust, or by reason of actions taken by him or her as such Trustee or officer, if it is found that his or her liability does not result from disabling conduct. The finding that liability does not arise from disabling conduct may be made in a final decision by a court or other body before which the matter giving rise to the expense or liability was brought or, in the absence of such a decision, by (a) the vote of a majority of a quorum of Trustees who are neither "interested persons" of the Trust as defined in Section 2(a)(19) of the Investment Company Act nor parties to such matter ("disinterested non-party Trustees") or (b) an independent legal counsel in a written opinion. Expenses of the kind eligible for indemnification may be paid as incurred by a trustee or officer in advance of final disposition of a matter upon receipt of an undertaking by the recipient to repay such amount unless it is ultimately determined that he is entitled to indemnification hereunder if (a) the indemnitee provides security for his or her undertaking, (b) the Trust is insured for losses arising by reason of any lawful advances or (c) a majority of a quorum of disinterested non-party Trustees or independent legal counsel (in a written opinion) determines, based on a review of readily available facts, that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification. This Section is intended to provide indemnification to Trustees and officers to the full extent permitted by law and shall be construed and enforced to that extent.

      Section 4.9. The Trustees and any employee or agent of the Trustees (except a bank or trust company) who handles funds or other property of the Trust shall be bonded for the faithful discharge of his or her duties in such amount and as otherwise required by applicable law. The expenses of such bond shall be paid by the Trust.

      Section 4.10. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees, or be liable for the application of money or property paid, loaned, or delivered. Every note, bond, contract, instrument, certificate, or undertaking, and every other act or thing executed or done by any Trustee in connection with the Trust, shall be conclusively taken to have been executed or done only in his or her capacity as Trustee, and such Trustee shall not be personally liable thereon. Every such note, bond, contract, certificate or undertaking made or issued by the Trustees shall recite that it is executed or made by them not individually, but as Trustees, and that the obligations of any such instrument are not binding upon any of the Trustees individually, but bind only the Trust property, and may contain any further recital that they may deem appropriate, but the omission of such recital shall not operate to bind the Trustees individually.

      Section 4.11. The Trustees shall be reimbursed from the Trust property for their expenses and disbursements, including expenses for clerks, transfer agents, office hire, and counsel fees, and for all losses and liabilities by them incurred in administering the Trust and for the payment of such expenses, disbursements, losses, and liabilities, the Trustees shall have a lien on the Trust property prior to any rights or interests of the Participants.

      Section 4.12. This Declaration of Trust shall be construed, regulated, and administered under the laws of the District of Columbia and in the courts of the District of Columbia.

                                    ARTICLE V

                             Units and Distributions

      Section 5.1. (a) The beneficial interests of the Trust shall be divided into portions ("Units") of one or more separate and distinct Series or Classes of Series as the Trustees shall, from time to time, create and establish. The number of authorized Units of each Series and Class thereof is unlimited. In lieu of issuing certificates to evidence ownership of such Units, the Trustees may establish a book-entry system whereby Units may be issued and redeemed by bookkeeping entry and without physical delivery of the securities. The Trustees shall have full power and authority in their sole discretion, and without obtaining any prior authorization or vote of the Participants (to the extent permitted by applicable law) (i) to create and establish (and to change in any manner) Units or any Series or Classes thereof with such preferences, voting powers, rights, and privileges as the Trustees may from time to time, determine;
(ii) to divide or combine the Units or any Series or Classes thereof into a greater or lesser number; (iii) to classify or reclassify any issued Units into one or more Series or Classes of Units; (iv) to abolish any one or more Series or Classes of Units; (v) to reorganize or merge any Series or Class thereof into another Series or Class thereof; and (vi) to take such other action with respect to the Units or Series or Classes thereof as the Trustees may deem desirable; provided, however, that the Trustees may not amend a fundamental policy with respect to any Series or Class without the affirmative vote of Participants holding a majority of the Units of such Series or Class. The Trustees shall have the right to sell or exchange such additional Units without offering the same to the holders of the then-outstanding Units. All references to Units in this Declaration shall be deemed to include references to Units of any or all Series or Classes as the context may require.

(b) The establishment of any Series or Class thereof shall be effective upon the adoption of a resolution of the majority of the then Trustees setting forth such establishment and designation and the relative rights and preferences of the Units of such Series or Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of the Units of such Series or Class including, without limitation, any registration statement of the Trust, or as otherwise provided in such resolution. At any time that there are no Units outstanding of any particular Series or Class previously established and designated, the Trustees may by a majority vote abolish such Series or Class and the establishment and designation thereof.

(c) Until such time as any Units of any Series or Class are issued, the Trustees may exercise all rights of the holders of such Series or Class and may take any actions required or permitted by law, the Declaration or Bylaws to be taken by the holders of such Series or Class.

      Section 5.2. Only Labor Organizations and Eligible Pension Plans as defined in this section shall be eligible to own Units of the Trust or to hold Units in the Trust. A "Labor Organization" means any organization of any kind, any agency, employee representation committee, group, association or plan in which employees participate directly or through affiliated organizations, and which exists for the purpose, in whole or in part, of dealing directly or through affiliated organizations with employers concerning grievances, labor disputes, wages, rates of pay, hours or other terms or conditions of employment and any employee benefit plan of such an organization, or any other organization which is, in the discretion of the Board of Trustees, affiliated with or sponsored by such an organization. An "Eligible Pension Plan" includes:

      (a)   a pension plan ("Pension Plan") constituting a qualified trust under
            Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") which has beneficiaries who are represented by a Labor Organization and the assets of which are managed without the direct intervention or control of the plan's beneficiaries;

      (b)   a governmental plan ("Governmental Plan") within the meaning of section 414(d) of the Code which has beneficiaries who are represented by a Labor Organization and the assets of which are managed without the direct intervention or control of the plan's beneficiaries;

      (c) a master trust holding the assets of more than one Pension Plan or more than one Governmental Plan, where at least one of the plans with assets in the master trust has beneficiaries who are represented by a Labor Organization;

      (d) a pension or retirement program of a non-United States jurisdiction that is similar to a "governmental plan" as defined in Title 29,
            Section 1002(32) of the United States Code; or

      (e) a non-United States employee benefit plan subject to regulation under applicable non-United States laws that are similar in purpose and intent to the Employee Retirement Income Security Act of 1974, as amended.

      Units will not be transferable or assignable. No holder of a Unit will have the authority to pledge its Unit as collateral for any loan.

      Section 5.3. All consideration received by the Trust for the issue or sale of Units of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be referred to as "assets belonging to" that Series. In addition, any assets, income, earnings, profits, and proceeds thereof, funds or payments that are not readily identifiable as belonging to any particular Series or Class, shall be allocated by the Trustees between and among one or more of the Series or Classes in such manner as they, in their sole discretion, deem fair and equitable. Each such allocation shall be conclusive and binding upon the Participants in all Series or Classes for all purposes, and shall be referred to as assets belonging to that Series or Class. The assets belonging to a particular Series shall be so recorded upon the books of the Trust or of its agent or agents and shall be held by the Trustees in trust for the benefit of the holders of Units of that Series.

      The assets belonging to each particular Series shall be charged with the liabilities of that Series and all expenses, costs, charges, and reserves attributable to that Series, except that liabilities and expenses may, in the Trustee's discretion, be allocated solely to a particular Class and, in which case, shall be borne by that Class. Any general liabilities, expenses, costs, charges, or reserves of the Trust that are not readily identifiable as belonging to any particular Series or Class shall be allocated and charged by the Trustees between or among any one or more of the Series or Classes in such manner as the Trustees, in their sole discretion, deem fair and equitable and shall be referred to as "liabilities belonging to" that Series or Class. Each such allocation shall be conclusive and binding upon the Participants in all Series or Classes for all purposes. Any creditor of any Series may look only to the assets of that Series to satisfy such creditor's debt. No Participant or former Participant of any Series shall have a claim on or any right to any assets allocated or belonging to any other Series.

      Section 5.4. (a) The term "Net Asset Value" of any Series or Class shall mean that amount by which the assets of the Series or Class exceed its liabilities, all as determined by or under the direction of the Trustees. Such Net Asset Value per Unit shall be determined separately for each Series or Class of Units and shall be determined on such days and at such times as the Trustees may determine (each, a "Valuation Date").

      (b) Notwithstanding subparagraph (a) of this Section 5.4, with respect to Series A, the net asset value shall be set at fair value as determined by the Trustees as of the close of business at the end of each calendar month (hereinafter "Series A Valuation Dates"). On the basis of the valuation made on the Series A Valuation Date, the beneficial interest of each Participant shall be adjusted to reflect the effect of income (collected or accrued), realized and unrealized gains and losses, expenses, and all other transactions with respect to such Series since the last preceding Series A Valuation Date

      (c) In determining the value of the assets of any Series or Class of Units, the Trust will comply with the Investment Company Act, including Section 2(a)(41) thereof, and the rules, regulations, and interpretations thereof promulgated or issued by the Commission or insofar as permitted by any order of the Commission applicable to the Trust, as the same may be amended from time to time. The Trustees may delegate any of their powers and duties under this Section 5.4 with respect to valuations of assets and liabilities.

      Section.5.5. The Trustees shall as of each Valuation Date declare dividends of net income earned during each month. Such distributions will be payable after the end of each calendar quarter or such other dates as the Trustees may designate and will be made in cash, except that on written request of a Participant, distribution can be made in Units of the relevant Series or Class of the Trust valued as of the distribution date provided that such automatic reinvestment of income distribution does not subject the Trust to adverse consequences in the opinion of legal counsel for the Trust.

      Section 5.6. Notwithstanding anything to the contrary contained in this Declaration of Trust or in any amendment thereto, no part of the Trust that equitably belongs to any Participant (other than such part as is required to pay the expenses of the Trust) shall be used for any purpose other than the exclusive benefit of the Participant.

      Section 5.7. The Trustees shall render from time to time an accounting of the Trust's transactions. A copy of such accounting will be made available to each Participant. No person other than a Participant may require an accounting or bring any action against the Trustees with respect to the Trust or because of any Trustee's actions on behalf of the Trust.

      Section 5.8. In case of the loss or destruction of any certificate, the Trustees may, under such terms as they deem expedient, issue a new certificate in place of the one so lost.

                                   ARTICLE VI

                    Admissions to and Withdrawals from Trust

      Section 6.1. (a) No admission to or withdrawal from the Trust shall be permitted except in Units. Units shall be issued and redeemed only as of a Valuation Date and may be issued and redeemed in fractions of a Unit. A request for issuance of Units must be received by the Trust before the Valuation Date as of which they are to be issued.

      (b) With respect to Series A Units, a request for redemption of Units must be received by the Trust at least 15 days before the Series A Valuation Date as of which they are to be redeemed. No issue of Units will be made to any new Participant having a value of less than Fifty Thousand Dollars ($50,000). Any request for redemption of Units made between Valuation Dates will be considered as having been made 15 days before the next ensuing Valuation Date and will be honored only as of such date.

      Section 6.2. Payment in satisfaction of a duly tendered request for redemption shall be made as soon as practicable and in any event within seven days after the Valuation Date as of which redemption is effected.

      Section 6.3. Upon the agreement of the redeeming Participant, the Trust may give securities and/or mortgages or other Trust assets in partial or full satisfaction of a duly tendered request for redemption. Such securities and/or mortgages will be treated for redemption purposes as being the cash equivalent of their value of the Valuation Date before the date on which redemption was requested.